Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Alison Ziegler
RFB Communications Group	Cameron Associates
813.259.0345	212.554.5469
sboland@rfbcommunications.com	alison@cameronassoc.com

Homeowners Choice Reports Second Quarter Earnings

•	Net income rose 7% from Q2 2008

•	Strong balance sheet with $115 million in cash and short term investments and no debt

•	Book value per share of $6.83 is up 26% year to date

Clearwater, Fla. (Aug. 11, 2009) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three and six month periods ended June 30, 2009.

Net income for the second quarter of 2009 increased 7% to $3.0 million, or $0.42 per diluted share, compared with net income of $2.8 million, or $0.54 per diluted share, for the second quarter of 2008.

Net premiums earned for the second quarter of 2009 nearly doubled to $19.6 million from $9.8 million in the prior year quarter, primarily as a result of policy growth driven by the company’s assumption of policies from Citizens Property Insurance Corporation, Florida’s state-supported insurer, Homeowners Choice also reported investment income of $361,000 for the second quarter compared with $381,000 in the prior year period. Other income, which primarily represents policy fee income earned with respect to the issuance of renewal policies, was $376,000 in the second quarter of 2009 compared with $284,000 in the second quarter of 2008.

Losses and loss adjustment expenses for the second quarter were $12.6 million compared with $4.2 million in the prior year period. The increase reflects the impact of claims incurred and an increase in claim reserves resulting primarily from the increase in policies and insured values. Policy acquisition and other underwriting expenses for the second quarter of 2009 and 2008 were $1.6 million and $1.3 million, respectively. Other operating expenses, which include a variety of general and administrative costs, were $1.3 million in the second quarter compared with $469,000 in the prior year period.

For the six months ended June 30, 2009, net income increase 37.9% to $9.3 million, or $1.28 per diluted share, from net income of $6.7 million, or $1.30 per diluted share, for the year ago period. Net premiums earned for the first six months of 2009 increased 102.1% to $40.9 million from $20.3 million in the prior year period. Investment income for the six month period ended June 30, 2009 was $719,000 compared with $727,000 in the prior year period. Other income was $1.0 million for the six months ended June 30, 2009 compared with $403,000 in the prior year period. Losses and loss adjustment expenses for the six months ended June 30, 2009 were $22.6 million compared with $6.4 million in the prior year period. The increase reflects the increase in actual claims incurred as well as an increase in case reserves and the strengthening in reserves for incurred but not reported losses. Policy acquisition and other underwriting expenses for the six months ended June 30, 2009 and 2008 were $2.7 million and $2.9 million, respectively. Other operating expenses were $2.3 million for the six month period ended June 30, 2009 compared with $1.2 million in the prior year period.

“We are pleased to have reported our seventh consecutive quarter of profitability,” says Chief Executive Officer F.X. McCahill. “As expected, we experienced increased loss and loss adjustment expenses in the second quarter related to increased losses incurred and increased reserves, as well as some limited seasonality with the start of hurricane season in June. However, we remain well positioned to grow shareholder value over the long term.”

“Our business strategy is one of prudent risk mitigation. As part of that strategy we attempt to ensure that we have adequate reinsurance in the event of a major storm. While this comes at a cost, we believe that this strategy protects the company and our policyholders. The rise in our insured values as well as increased reinsurance rates will mean reinsurance will be a greater percent of gross earned premiums as we move through the year. This is expected to lead to a decline in our net premiums earned and an increase in our loss ratio during the remaining months of 2009. We do, however, anticipate our underwriting results will remain profitable.”

“To further manage our risks, we do not add new policies during hurricane season and consequently, we saw, and expect to continue to see, a decline in the number of policies through the third quarter as a result of typical policy turnover. During the fourth quarter we expect to pursue policy growth by assuming additional policies from Citizens, adding voluntary policies through independent agents or by taking advantage of the anticipated pullback by larger national carriers. We believe with our existing systems and personnel we can handle a substantial increase in policies from current levels. We are confident that with our experienced management team and solid financial condition we are well positioned to compete and grow our market share in Florida.”

Conference Call

The Company will host an earnings conference call Tuesday, Aug. 11, 2009, at 4:30 p.m. E.D.T. to discuss its second quarter results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until Nov. 11, 2009.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. Founded in 2006, Homeowners Choice today serves approximately 60,000 policyholders throughout Florida representing approximately $100 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Market under the ticker symbol HCII and were recently added to the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example there can be no assurance that net premiums earned will decline and a our loss ratio will increase during the remaining months of 2009, that our underwriting results will remain profitable or that the number of our policies will decline through the third quarter of 2009. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

—financial tables to follow—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue

Net premiums earned	$19,615	9,818	$40,945	20,259
Net investment income	361	381	719	727
Other	376	284	1,011	403

Total revenue	20,352	10,483	42,675	21,389

Expenses

Losses and loss adjustment expenses	12,605	4,173	22,627	6,447
Policy acquisition and other underwriting expenses	1,553	1,334	2,653	2,947
Other operating expenses	1,282	469	2,346	1,172

Total expenses	15,440	5,976	27,626	10,566

Income before income taxes	4,912	4,507	15,049	10,823

Income taxes	1,907	1,694	5,760	4,087

Net income	$3,005	2,813	$9,289	6,736

Basic earnings per share	$0.44	0.54	$1.35	1.30

Diluted earnings per share	$0.42	0.54	$1.28	1.30

Dividends per share	$—	—	$—	—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Premiums Written and Earned

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Gross premiums written	$36,013	19,499	74,415	41,054
Ceded	(8,999)	(3,190)	(18,005)	(4,711)

Net premiums written	$27,014	16,309	56,410	36,343

Gross premiums earned	$28,614	13,008	58,950	24,970
Ceded	(8,999)	(3,190)	(18,005)	(4,711)

Net premiums earned	$19,615	9,818	40,945	20,259

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	At June 30, 2009	At December 31, 2008
	(Unaudited)
Assets
Investment in fixed maturity securities, held-to-maturity, at amortized cost (fair value $2,005 at June 30, 2009)	$1,889	—
Short-term investments	35,042	27,582
Cash and cash equivalents	79,950	81,060
Accrued interest and dividends receivable	69	63
Premiums receivable	33,042	5,021
Note receivable	450	450
Ceded reinsurance balances receivable	—	157
Prepaid reinsurance premiums	76	7,122
Deferred policy acquisition costs	12,534	6,292
Property and equipment, net	241	267
Deferred income taxes	2,707	3,563
Other assets	408	412

Total assets	$166,408	131,989

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	23,290	14,763
Unearned premiums	82,683	67,219
Ceded reinsurance balances payable	5,968	6,136
Accrued expenses	5,316	1,535
Income taxes payable	1,649	4,704
Other liabilities	1,143	239

Total liabilities	120,049	94,596

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,791,411 and 6,892,668 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively)	—	—
Additional paid-in capital	23,460	23,783
Retained earnings	22,899	13,610

Total stockholders’ equity	46,359	37,393

Total liabilities and stockholders’ equity	$166,408	131,989

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